Exhibit 99.1

OxySure (OXYS) Announces $1.575 Million Institutional Financing

Frisco, Texas, January 6, 2015 – OxySure Systems, Inc. (OTCQB: OXYS) (“OxySure,” or the “Company”), the medical device innovator of life-saving easy-to-use emergency oxygen solutions with its “oxygen from powder” technology today announced that the Company has signed agreements for $1.575 million in equity financing with an existing accredited, institutional investor.

Pursuant to the private placement financing, the Company increased the number of shares designated as the Company’s Series B Convertible Preferred Stock (“Series B Preferred”), from 750 shares to 3,500 shares, with a stated value of $1,000 per share. The financing comprises three tranches of $525,000 and each tranche consists of 525 units, each unit comprising 1 share of the Series B Preferred and 1,818 warrants at an exercise price of $1.20 per share. On December 29, 2014 the Company closed on the first tranche of the financing in the amount of $525,000 pursuant to the first 525 units being sold to the Investor. The remaining two tranches are exercisable at the option of the Company within a 12-month period as follows: (i) The Company may exercise its right to conduct a second closing with respect to up to $525,000 of additional closing subscription amount within ten (10) trading days after the volume weighted average price (“VWAP”) for the Company’s common stock is not less than $1.05 per share for ten (10) consecutive trading days and the trading volume for which the VWAP is determined is not less than 25,000 shares on a trading day during such ten (10) trading day period. (ii) The Company may exercise its right to conduct a third closing with respect to up to $525,000 of additional closing subscription amount within ten (10) trading days after the VWAP for the Company’s common stock is not less than $1.30 per share for ten (10) consecutive trading days and the trading volume for which the VWAP is determined is not less than 25,000 shares of on a trading day during such ten (10) trading day period. Conversely, the investor has the option to subscribe for up to $1,050,000 of the financing at any time within a 12-month period.

“We are pleased for the continued confidence of this experienced and respected institutional health care investor in increasing their existing position in our Company,” stated Mr. Julian Ross, CEO of OxySure. “With this financing we are able to continue pursuing our stated growth goals and milestones for the immediately foreseeable future.”

The securities described herein have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

About OxySure Systems, Inc.

OxySure Systems, Inc. (OXYS) is a medical technology company that focuses on the design, manufacture and distribution of specialty respiratory and medical solutions. The company pioneered a safe and easy to use solution to produce medically pure (USP) oxygen from two dry, inert powders. The company owns numerous issued patents and patents pending on this technology which makes the provision of emergency oxygen safer, more accessible and easier to use than traditional oxygen provision systems. OxySure's products improve access to emergency oxygen that affects the survival, recovery and safety of individuals in several areas of need: (1) Public and private places and settings where medical emergencies can occur; (2) Individuals at risk for cardiac, respiratory or general medical distress needing immediate help prior to emergency medical care arrival; and (3) Those requiring immediate protection and escape from exposure situations or oxygen-deficient situations in industrial, mining, military, or other "Immediately Dangerous to Life or Health" (IDLH) environments. www.OxySure.com

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this release that are not historical facts, including, without limitation, statements that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development, may be deemed to be forward-looking statements. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. These statements are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Except as may be required under applicable law, we assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of OxySure Systems, Inc. can be found in the filings of OxySure Systems, Inc. with the U.S. Securities and Exchange Commission.

Investor Contacts:

Stonegate Securities, Inc.

214-987-4121 / 972-294-6461

investors@oxysure.com

http://www.stonegateinc.com/

Renmark Financial Communications, Inc.

Bettina Filippone: bfilippone@renmarkfinancial.com

John Boidman: jboidman@renmarkfinancial.com

Tel.: (416) 644-2020 or (514) 939-3989

www.renmarkfinancial.com/

OxySure® Systems, Inc.

10880 John W. Elliot Drive, Suite, 600 / Frisco, TX 75033 / Phone (972) 294-6450 / Fax (972) 294-6501

www.OxySure.com / info@OxySure.com